UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 21, 2005

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27915	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

The Company has entered into an agreement to sell its ownership interest in its fixed site scanning facility and its cyclotron facility. Pursuant to the terms of an Agreement for Purchase and Sale of Membership Interests dated as of March 15, 2005 (the “Agreement”), the Company will sell its 100% ownership interest in Molecular Imaging Sorrento Valley LLC (“PET LLC”) and its 66 2/3% ownership interest in Molecular Imaging Cyclotron LLC (“Cyclotron LLC”), to Molecular Pharmaceuticals and Diagnostics, Inc., a Delaware Corporation (“Buyer”), in exchange for $1.3 million payable in cash and a promissory note.

The closing of the transaction is scheduled to occur on or before April 14, 2005, subject to the satisfaction of several closing conditions. The purchase price is to be paid through the delivery at closing of $600,000 in cash and a $700,000 promissory note. The promissory note will be due and payable within six months from the closing, and the payment obligation will be secured by a pledge of the membership interests.

PET LLC operates the fixed site molecular imaging center in conjunction with the University of California, San Diego. PET LLC is the only fixed site facility that the Company currently operates. Cyclotron LLC operates the cyclotron facility for the production and sale of radio-pharmaceuticals. The Company is the manager of both PET LLC and Cyclotron LLC. Upon the completion of the transaction, the Company will resign as the manager of PET LLC and Cyclotron LLC. The operations of both Cyclotron LLC and PET LLC are conducted in a shared facility located in San Diego, California, which the Company leases from a third party landlord and subleases to Cyclotron LLC and PET LLC. In connection with the sale of the membership interests, the Company has the right to require the Buyer to assume the Company’s obligations under the facility lease.

Paul Crowe, a former officer and director of the Company and member of Cyclotron LLC, is also an officer of Buyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: March 21, 2005	By:	/s/ Dennis M. Mulroy
Dennis M. Mulroy, Chief Financial Officer